FIRST AMENDMENT
TO THE
LIMITED PARTNERSHIP AGREEMENT
OF
KCI REAL PROPERTY LIMITED
This First Amendment to the Limited Partnership Agreement of KCI Real Property Limited (the “Company” and this amendment, the “Amendment”), dated effective October 27, 2011, is by and between KCI USA Real Holdings, L.L.C., a Delaware limited liability company (the “General Partner”), and KCI Real Holdings, L.L.C., a Delaware limited liability company (the “Limited Partner” and, together with the General Partner, the “Partners”).
WHEREAS, the Partners are parties to the Limited Partnership Agreement of the Company dated as of December 17, 2001 (the “Partnership Agreement”);
WHEREAS, the Partners desire to amend certain provisions of the Partnership Agreement as set forth herein;
WHEREAS, Section 15.6 of the Partnership Agreement generally provides that the Partnership Agreement may be amended through a written amendment executed by the General Partner and the Limited Partners owning a majority of the Voting Interests; and
WHEREAS, the Limited Partner is the sole limited partner of the Company.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION I
DEFINITIONS

Capitalized terms not otherwise defined herein will have the meaning given to them in the Partnership Agreement unless their use herein clearly indicates to the contrary.
SECTION II
AMENDMENTS

2.1    Amendment to Section 13.1(b). Section 13.1(b) of the Partnership Agreement is hereby amended in its entirety to read as follows:
“The sole remaining General Partner’s Bankruptcy, dissolution, removal or withdrawal from the Partnership, unless the remaining Partners agree to continue the Partnership and its business and, if applicable, elect and approve a substitute general partner, it being agreed that the General Partner has the right to withdraw at any time by giving one hundred eighty (180) days prior written notice thereof to each of the Limited Partners;”

2.2    Amendment to Section 13.1(c). Section 13.1(c) of the Partnership Agreement is hereby amended in its entirety to read as follows:
“The sale or transfer of all or substantially all of the assets of the Partnership;”
SECTION III
MISCELLANEOUS
3.1    Acknowledgment. The Limited Partner acknowledges that it has received adequate notice of this Amendment and all information such Limited Partner deems necessary to consider, execute and deliver this Amendment.
3.2    Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law or under the terms of the Partnership Agreement, such provision shall be excluded from this Amendment, and the balance of the Amendment shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.
3.3    Execution in Counterparts; Telecopy Execution and Delivery. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment. At the request of any party to this Amendment, all parties to this Amendment agree to execute an original of this Amendment as well as any telecopier reproduction of this Amendment.
3.4    Governing Law. The interpretation and enforceability of this Amendment and the rights and liabilities of the parties as such shall be governed by the laws of the State of Texas as such laws are applied in connection with agreements entered into and wholly performed upon in Texas by residents of Texas.
3.5    Entire Agreement; Modification of Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, there being no other agreements or understandings, oral, written or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided in this Amendment, the Partnership Agreement and all provisions thereof remain intact and in full force and effect.

The Partners have executed this First Amendment to the Limited Partnership Agreement of KCI Real Property Limited to be effective as of the date first above written.

GENERAL PARTNER:

KCI USA Real Holdings, L.L.C., a Delaware limited liability company

By:	___________________________________________
John T. Bibb, Vice President

LIMITED PARTNER:

KCI Real Holdings, L.L.C., a Delaware limited liability company

By:	___________________________________________
John T. Bibb, Vice President